Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara Herrmann
Corporate Communications Manager
(716) 684-8060
sherrmann@ene.com

Ecology and Environment Inc. Receives Nasdaq Notice

LANCASTER, N.Y., March 26, 2019 – On March 25, 2019, Ecology and Environment Inc. (Nasdaq: EEI) (E & E, or the “Company”) received, as expected, a formal notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because it did not file its Quarterly Report on Form 10-Q for the period ended January 26, 2019. The Company previously received similar letters of non-compliance related to delinquencies in filing its Annual Report on Form 10-K for the fiscal year ended July 31, 2018 and its Quarterly Report on Form 10-Q for the period ended October 27, 2018.

In a letter dated January 18, 2019, Nasdaq granted the Company’s request for an exception in order to enable the Company to regain compliance with the Rule. Under the terms of the exception, the Company must file all delinquent annual and quarterly reports with the Securities and Exchange Commission on or before May 13, 2019 in order to regain compliance with the Rule. The Company currently intends to regain compliance with the Rule prior to the May 13, 2019 deadline.

The Nasdaq notification has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Stock Market.

About Ecology and Environment Inc.

E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. The company is listed on the Nasdaq Stock Exchange under the ticker symbol EEI and the information in this release can be found online at www.ene.com.